Kaman Corporation and Subsidiaries
Exhibit 11-Earnings/(Loss) Per Share Computation
(In Thousands Except Per Share Amount)

	For the Three Months		For the Nine Months
	Ended		Ended

	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
Basic:
Net earnings/(loss)	$(3,612)	$(11,786)	$3,850	$(12,315)
Weighted average number of
shares outstanding	22,920	22,717	22,838	22,684

Net earnings/(loss) per share-basic	$(.16)	$(.52)	$.17	$(.54)

Diluted:
Net earnings/(loss)	$(3,612)	$(11,786)	$3,850	$(12,315)
Elimination of interest expense
on 6% subordinated convertible
debentures (net after taxes)	-	-	423	-
Net earnings/(loss) (as adjusted)	$(3,612)	$(11,786)	$4,273	$(12,315)

Weighted average number of
shares outstanding	22,920	22,717	22,838	22,684
Weighted averages shares issuable
on conversion of 6% subordinated
debentures	-	-	800	-
Weighted average shares issuable
on exercise of diluted stock options	-	-	129	-
Total	22,920	22,717	23,767	22,684

Net earnings/(loss) per share - diluted	$(.16)	$(.52)	$.17	$(.54)

The calculated diluted per share amounts for the three months ended September 30, 2005 and October 1, 2004 and the nine months ended September 30, 2005 and October 1, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

Potentially diluted average shares outstanding of 1,038 for the three months ended September 30, 2005, 917 for the three months ended October 1, 2004 and 955 for the nine months ended October 1, 2004 from the conversion of the debentures and the exercise of dilutive stock options have been excluded from the average diluted shares outstanding due to the loss from operations in those years. Additionally, after-tax interest savings on convertible debentures of $113 for the three months ended September 30, 2005, $251 for the three months ended October 1, 2004 and $602 for the nine months ended October 1, 2004 have been excluded from net earnings (loss) due to the loss in operations in those years.

Excluded from the net earnings (loss) per share-diluted calculation are options granted to employees, that are anti-dilutive based on the average stock price, of 222 for the three months ended October 1, 2004 and 158 for the nine months ended October 1, 2004. There were no anti-dilutive options for the three and nine months ended September 30, 2005.